AMENDED AND RESTATED MITEK SYSTEMS, INC.
2012 INCENTIVE PLAN
1. Purpose of the Plan.  The purpose of this Plan is to make available certain equity and other incentives to motivate selected Employees, Directors and Consultants to put forth their best efforts toward the continued growth, profitability and success of the Company and to align the interests of such Employees, Directors and Consultants with those of the Company’s stockholders.
2. Definitions.  The following definitions shall apply as used herein and in the individual Award Agreements, except as defined otherwise in an individual Award Agreement.  In the event a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.
(a) “Acquiring Company” means the resulting or surviving corporation, or the company issuing cash or securities (or its ultimate parent company), in a merger, consolidation, tender offer or share exchange involving the Company, or the successor corporation to the Company (whether in any such transaction or otherwise).
(b) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.
(c) “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal, state and other laws, rules and regulations, including any rules of any applicable stock exchange or national market system on which the Company’s capital stock is listed or quoted, and the laws, rules and regulations of any non-U.S. jurisdiction applicable to Awards granted to residents therein.
(d) “Assumed” means that pursuant to a Change of Control either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the Acquiring Company in connection with the Change of Control with appropriate adjustments, if applicable, to the number and type of securities of the Acquiring Company subject to the Award and the exercise or purchase price thereof.
(e) “Award” means the grant of an Option, SAR, Restricted Stock, Restricted Stock Unit, Senior Executive Long Term Incentive Restricted Stock Unit, cash or other right or benefit under the Plan.
(f) “Award Agreement” means the written agreement evidencing the grant of an Award, including any amendments thereto.
(g) “Benchmark Performance” means, with respect to Senior Executive Long Term Incentive Restricted Stock Units, the percentage increase in Closing Fair Market Value or the Proceeds Per Share, as applicable, as compared to the average closing price of the Common Stock as quoted on the principal exchange or system on which the Common Stock is then-listed for the twenty (20) trading days immediately preceding the first day of the Performance Period, equals or exceeds the percentage increase in the average closing price of the Russell 2000 Index for the twenty (20) trading days immediately preceding the first day of the Performance Period compared to the average closing price of the Russell 2000 Index for the last twenty (20) trading days of the Performance Period.
(h) “Board” means the Board of Directors of the Company.
(i) “Cause” means, with respect to the termination by the Company or a Related Entity of the Participant’s Continuous Service, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written policy covering the Participant or a written agreement between the Participant and the Company or such Related Entity; provided, however, that in the absence of a then-effective written policy or written agreement containing a definition of Cause, “Cause” shall mean, in the reasonable determination of the Company or the Committee (i) any material failure on the part of a Participant (other than by reason of Disability) to faithfully and professionally carry out the Participant’s duties to the Company or any Related Entity, (ii) the Participant’s dishonesty, willful misconduct or gross negligence in connection with the Participant’s performance of his or her duties to the Company or any Related Entity, (iii) the Participant’s commission of a crime involving dishonesty, breach of trust or moral turpitude, or (iv) the Participant’s insobriety or illegal use of drugs, chemicals or controlled substances; provided, further, that with regard to any agreement that defines “Cause” on the occurrence of or in connection with a Change of Control, such definition of “Cause” shall not apply until a Change of Control is actually consummated.

(j) “Change of Control” of the Company means the occurrence of any of the following events or circumstances:
(i) any “person” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), including a “group” within the meaning of such Section 13(d) (but excluding the Company and any of its Subsidiaries and any employee benefit plan sponsored or maintained by the Company or any of its Subsidiaries), shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors (“Company Voting Securities”);
(ii) the consummation of a merger or consolidation involving the Company, or the acceptance by the stockholders of the Company of equity securities in a share exchange, where the persons who were the beneficial owners of the Company Voting Securities outstanding immediately prior to such merger, consolidation or share exchange, do not beneficially own, directly or indirectly, immediately after such merger, consolidation or share exchange, securities representing more than fifty percent (50%) of the combined voting power of the then outstanding Company Voting Securities or voting securities of the Acquiring Company in such merger, consolidation or share exchange, in substantially the same proportions as their ownership of the Company Voting Securities immediately prior to such merger, consolidation or share exchange;
(iii) a sale, exchange or other disposition or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; provided, however, that a Change of Control shall not be deemed to have occurred where:
(A) the Company sells, exchanges or otherwise disposes of or transfers all or substantially all of its assets to another corporation which is beneficially owned, directly or indirectly, immediately following such transaction by the holders of Company Voting Securities in substantially the same proportion as their ownership of the Company Voting Securities immediately prior to such transaction; and (B) such corporation expressly Assumes all outstanding Awards; or
(iv) such time as the Continuing Directors (as defined below) do not constitute at least a majority of the Board (or, if applicable, the board of directors of an Acquiring Company), where the term “Continuing Director” means at any date a member of the Board who was: (A) a member of the Board on the date of adoption of the Plan by the Board; or (B) nominated or elected subsequent to the date of adoption of the Plan by the Board by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election (it being understood that no individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board shall be a Continuing Director); provided, however, that the events described in this clause (iv) shall not constitute a Change of Control with respect to any Senior Executive Long Term Incentive Restricted Stock Unit.
(k) Closing Fair Market Value” means, with respect to Senior Executive Long Term Incentive Restricted Stock Units, the average closing price of the Common Stock as quoted on the principal exchange or system on which the Common Stock is then-listed for the last twenty (20) trading days of the Performance Period.
(l) “Code” means the Internal Revenue Code of 1986, as amended.
(m) “Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of the rules and regulations of the NASDAQ Stock Market, LLC, (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3 and, (iii) an outside director for purposes of Code Section 162(m).  “Committee” shall also mean the Board in the event the Board takes action hereunder, provided that, at the time of taking such action, the Board is comprised of a majority of directors who meet the criteria set forth in clauses “(i)” through “(iii)” above.
(n) “Common Stock” means the common stock of the Company.
(o) “Company” means Mitek Systems, Inc., a Delaware corporation, or any Acquiring Company that Assumes outstanding Awards and/or adopts the Plan in connection with a Change of Control.

(p) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.
(q) “Continuous Service” means that the provision of services by an individual to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated.  In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation by the individual providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws.  Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any Acquiring Company, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company, a Related Entity or an Acquiring Company in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement).  Notwithstanding the foregoing, except as otherwise determined by the Committee, in the event of any spin-off of a Related Entity, service as an Employee, Director or Consultant for such Related Entity following such spin-off shall be deemed to be Continuous Service for purposes of the Plan and any Award under the Plan.  An approved leave of absence shall include sick leave, military leave, or any other personal leave authorized by the Company.  For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds three (3) months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the first (1st) day following the expiration of such three (3) month period.
(r) “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.
(s) “Director” means a member of the Board or the board of directors of any Related Entity.
(t) “Disability” shall be as defined under the long-term disability policy of the Company or the Related Entity to which the Participant provides services regardless of whether the Participant is covered by such policy.  If the Company or the Related Entity to which the Participant provides service does not have a long-term disability plan in place, “Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days.  A Participant will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Committee in its discretion or the Committee makes such determination in its reasonable discretion.
(u) “Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance.  The payment by the Company or a Related Entity of a director’s fee to an individual shall not be sufficient to constitute “in the employ” by the Company.
(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(w) “Fair Market Value” means, except as otherwise provided pursuant to Section 6(e), as of any date, the value of Common Stock determined as follows:
(i) If the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market of The NASDAQ Stock Market LLC, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Committee) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(ii) If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii) In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Committee in good faith.
(x) “Good Reason” means with respect to Senior Executive Long Term Incentive Restricted Stock Units only, any one or more of the following events or conditions without the senior executive’s written consent:
(i) the Company relocating its office at which the Participant is principally employed on the date of the grant of Senior Executive Long Term Incentive Restricted Stock Units to a location which is more than fifty (50) miles from both the Participant’s residence and the offices of the Company at which Participant is principally employed on the date of the grant of Senior Executive Long Term Incentive Restricted Stock Units, and that reassignment materially and adversely affects the Participant’s commute based on Participant’s principal place of employment and residence immediately prior to the time such relocation is announced;
(ii) a material diminution in Participant’s duties or responsibilities or conditions of employment from those in effect on the date of the grant of Senior Executive Long Term Incentive Restricted Stock Units; or
(iii) a reduction or reductions which, in the aggregate, is more than 10% of Participant’s base salary in effect when any reduction is first imposed without Participant’s consent (other than such a reduction or reductions applicable generally to similarly situated senior executives of the Company).
Provided, however, that before Participant shall be entitled to terminate his or her employment for Good Reason, (i) Participant must provide the Company with written notice of the Participant’s intent to terminate his or her employment and a description of the event the Participant believes constitutes Good Reason within 30 days after the initial existence of the event, and (ii) the Company shall have 30 days after Participant provides the notice described above to cure the default that constitutes Good Reason (the “Cure Period”).  The Participant will have 10 days following the end of the Cure Period (if the Company has not cured the event that otherwise constituted Good Reason) to terminate Participant’s employment, after which “Good Reason” will no longer be deemed to exist based on such event.
(y) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
(z) “Management Objectives” means the measurable performance objective or objectives established by the Committee pursuant to the Plan for Participants who have received grants of Senior Executive Plan Bonuses, or, when so determined by the Committee, Options, SARs, Restricted Stock, Restricted Stock Units, cash and other Awards pursuant to the Plan.  Management Objectives may be described in terms of Company-wide objectives, objectives that are related to the performance of the individual Participant or of a Related Entity, division, department or function within the Company or a Related Entity or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies.  Without limiting the generality of the foregoing, the Management Objectives applicable to any Award to a Covered Employee which is intended to be deductible as Performance-Based Compensation under Section 162(m) of the Code will be based on specified levels of, or relative peer company, performance in any one or more of the following objectives, or any combination thereof, as determined by the Committee in their sole discretion: (i) appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company, (ii) earnings or loss per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets or net assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow or cash flow per share (before or after dividends), (xiii) revenue, (xiv) improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable, (xv) earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation, amortization, stock compensation, non-recurring charges and non-cash or other charges), (xvi) economic value added, (xvii) market share, (xviii) relative or absolute share price, (xix) pro forma net income, (xx) customer orders, (xxi) gross or net revenues, (xxii) revenue growth or product revenue growth, (xxiii) operating income (before or after taxes), (xxiv) pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus), (xxv) net income or loss (before or after taxes), (xxvi) return on equity, (xxvii) attainment of strategic and operational initiatives, (xxviii) comparisons with various stock market indices, (xxix) implementation, completion or attainment of measurable objectives with respect to research, development, commercialization, products or projects, acquisitions and divestitures, (xxx) factoring transactions and recruiting and maintaining personnel, (xxxi) gross profits, (xxxii) economic value-added models or equivalent metrics, (xxxiii) reductions in costs, (xxxiv) sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions), (xxxv) return on capital (including return on total capital or return on invested capital), (xxxvi) cash flow return on investment, (xxxvii) year-end cash, (xxxviii) cash margin, (xxxix) debt reduction, (xl) stockholders equity, (xli) operating efficiencies, (xlii) research and development achievements, (xliii) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property), (xliv) co-development, co-marketing, profit sharing, joint venture or other similar arrangements, (xlv) financial ratios, including those measuring liquidity, activity, profitability or leverage, (xlvi) cost of capital or assets under management, (xlvii) financing and other capital raising transactions (including sales of the Company’s equity or debt securities), (xlviii) factoring transactions, and (xlix) establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors).  Such Management Objectives or other performance criteria shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations promulgated thereunder.  Notwithstanding the attainment of any Management Objectives established by the Committee, the Committee may in its sole and absolute discretion reduce the amount of any Award to be granted to a Participant.
(aa) “Non-Employee Director” means a member of the Board who is not an Employee.
(bb) “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
(cc) “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(dd) “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.
(ee) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(ff) “Participant” means an Employee, Director or Consultant who receives an Award under the Plan.
(gg) “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.
(hh) “Performance Period” means, (i) in respect of Senior Executive Long Term Incentive Restricted Stock Units, the period of time commencing on March 1, 2017 and ending twenty-five (25) trading days after the first filing of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q by the Company following September 30, 2019 or (ii) in respect of a Senior Executive Plan Bonus, a period of time established pursuant to Section 6(f) within which the Management Objectives or other performance criteria are to be achieved.
(ii) “Plan” means this 2012 Incentive Plan.
(jj) “Previous Plans” means the Company’s 1999 Stock Option Plan, the Company’s 2000 Stock Option Plan, the Company’s 2002 Stock Option Plan, the Company’s 2006 Stock Option Plan and the Company’s 2010 Stock Option Plan.
(kk) “Proceeds Per Share” means the fair market value, as determined in good faith by the Committee, of the consideration to be received per Share by the stockholders of the Company upon occurrence of a Change of Control except that, in the event of a Change of Control under Section 2(j)(iii), “Proceeds Per Share” shall mean the fair market value, as determined in good faith by the Committee, of the consideration that would be distributable to stockholders of the Company if the Company distributed all of the consideration received in connection with such Change of Control to the stockholders of the Company, less adjustments for debt, expenses and other amounts as determined by the Committee.
(ll) “Related Entity” means any Parent or Subsidiary of the Company.
(mm) “Replaced” means that pursuant to a Change of Control, an Award is replaced with a stock award or a cash incentive program of the Company, the Acquiring Company (if applicable) or Parent of any of them which provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award.
(nn) “Restricted Stock” means Shares issued under the Plan to the Participant for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Committee.
(oo) “Restricted Stock Units” means an Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Committee and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Committee, including, for the sake of clarity, Senior Executive Long Term Incentive Restricted Stock Units.
(pp) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.
(qq) “SAR” means a stock appreciation right entitling the Participant to Shares or cash compensation, as established by the Committee, measured by appreciation in the value of Common Stock.
(rr) “Section 409A” means Section 409A of the Code.
(ss) “Senior Executive Long Term Incentive Restricted Stock Units” means an award of Restricted Stock Units made pursuant to and subject to the conditions set forth in Section 6(e).
(tt) “Senior Executive Plan Bonus” means an award of annual incentive compensation made pursuant to and subject to the conditions set forth in Section 6(f).
(uu) “Share” means a share of the Common Stock.
(vv) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
(ww) “Termination Without Cause” means a termination of Participant’s status as an Employee of the Company for reasons other than death, Disability or Cause.
3. Administration of the Plan.
(a) Administration.  The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.
(b) Acts of the Committee; Delegation.  A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee.  Any such action of the Committee shall be valid and effective, and any Award granted in a manner inconsistent with the provisions of this subsection (b) shall be presumptively valid as of its grant date to the extent permitted by Applicable Laws, even if the members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for Committee membership set forth in clauses “(i)” through “(iii)” of Section 2(m).  To the extent not inconsistent with Applicable Laws or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more executive officers of the Company.  The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.
(c) Powers of the Committee.  Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Committee hereunder), and except as otherwise provided by the Board, the Committee shall have the authority, in its sole discretion, to:
(i) determine whether and to what extent Awards are granted hereunder;
(ii) select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;
(iii) determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;
(iv) approve forms of Award Agreements for use under the Plan;
(v) determine the terms and conditions of any Award granted hereunder;
(vi) amend the terms of any outstanding Award granted hereunder; provided that (A) any amendment not expressly permitted by this Plan that would adversely affect the Participant’s rights under an outstanding Award shall not be made without the Participant’s written consent; provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option shall not be treated as adversely affecting the rights of the Participant, (B) the reduction of the exercise price of any Option awarded under the Plan or the base appreciation amount of any SAR awarded under the Plan shall be subject to stockholder approval, and (C) canceling an Option or SAR at a time when its exercise price or base appreciation amount, as applicable, exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, SAR, Restricted Stock, cash or other Award shall be subject to stockholder approval, unless such cancellation and exchange occurs in connection with a Change of Control.  Notwithstanding the foregoing, canceling an Option or SAR in exchange for another Option, SAR, Restricted Stock or other Award with an exercise price, purchase price or base appreciation amount, as applicable, that is equal to or greater than the exercise price or base appreciation amount, as applicable, of the original Option or SAR shall not be subject to stockholder approval;
(vii) construe and interpret the terms of the Plan and Awards granted pursuant to the Plan, including, without limitation, any notice of Award or Award Agreement;
(viii) grant Awards to Employees, Directors and Consultants employed outside the United States on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purpose of the Plan; and
(ix) take such other action, not inconsistent with the terms of the Plan, as the Committee deems appropriate.
In addition to the foregoing, the Committee shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion it deems to be appropriate, in its sole discretion, and to make any findings of fact necessary in connection with the administration of the Plan or Award Agreements.  The Committee’s prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter.  The Committee’s interpretation and construction of any provision of the Plan, or of any Award or Award Agreement, and all determinations made by the Committee pursuant to the Plan shall be final, binding and conclusive.  The validity of any such interpretation, construction, determination or finding of fact shall not be given de novo review if challenged in court, by arbitration or in any other forum, and shall be upheld unless clearly made in bad faith or materially affected by fraud.
The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee; provided, however, that the Committee may not exercise any right or power reserved to the Board (unless the Board is acting as the Committee with respect thereto).  Any decision made or action taken by the Committee or in connection with the administration of this Plan shall be final, conclusive and binding on all persons having an interest in the Plan.
(d) Indemnification.  In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Committee or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law or by the Company’s certificate of incorporation, bylaws or contractual arrangements between the Company or a Related Entity and such persons.
4. Stock Subject to the Plan.
(a) Maximum Number of Shares and Other Limits.  Subject to the provisions of Section 12 herein, the maximum aggregate number of Shares which may be issued pursuant to all Awards is (i) 9,500,000 Shares (the “Initial Shares”), plus (ii) that number of Shares that would otherwise return to the available pool of unissued shares reserved for awards under each of the Company’s Previous Plans as a result of forfeiture, cancellation or expiration of awards previously granted (ignoring the termination or expiration of such plans for the purpose of determining the number of shares available under the Plan). Of the Initial Shares, (i) 2,100,000 are reserved for issuance pursuant to Senior Executive Long Term Incentive Restricted Stock Units granted or to be granted under Section 6(e) and may not be issued pursuant to any other form of Award and (ii) no more than 2,100,000 of the Initial Shares may be issued pursuant to Senior Executive Long Term Incentive Restricted Stock Units granted or to be granted under Section 6(e).  The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.
(b) Shares Available for Future Issuance.  Any Shares covered by an Award (or portion of an Award) which are forfeited, canceled or expires (whether voluntarily or involuntarily) or issued (e.g., as substitution awards or inducement grants) pursuant to Section 7(a)(i) below, shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan; provided, however, for the sake of clarity, any Shares covered by a Senior Executive Long Term Incentive Restricted Stock Unit that is forfeited or canceled shall only be available for future issuance with respect to grants of additional Senior Executive Long Term Incentive Restricted Stock Units that are made prior to March 1, 2018.  Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan.  Notwithstanding anything to the contrary contained herein: (i) Shares tendered or withheld in payment of an Option exercise price shall not be returned to the Plan and shall not become available for future issuance under the Plan; (ii) Shares withheld by the Company to satisfy any tax withholding obligation shall not be returned to the Plan and shall not become available for future issuance under the Plan; and (iii) all Shares covered by the portion of a SAR that is exercised (whether or not such Shares are actually issued to the Participant upon exercise of the SAR) shall be considered issued pursuant to the Plan.
(c) Effect of Plans Operated by Acquired Companies.  If a company or other entity acquired by the Company or any Subsidiary of the Company, or with which the Company or any Subsidiary of the Company merges or otherwise combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition, merger or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition, merger or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition, merger or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan.  Awards using such available shares shall not be made after the date that awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.
(d) No Fractional Shares.  Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number.  No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, pay cash in lieu of any fractional Share in settlement of an Award.
5. Eligibility.  Awards, other than Incentive Stock Options, Senior Executive Long Term Incentive Restricted Stock Units, and Senior Executive Plan Bonuses, may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Related Entity.  Senior Executive Plan Bonuses may be granted only to Covered Employees.  An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards.  Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Committee may determine from time to time.  Senior Executive Long Term Incentive Restricted Stock Units may be granted only to senior executive officers of the Company.  Except as set forth in Section 6(e), a senior executive officer of the Company who has been granted Senior Executive Long Term Incentive Restricted Stock Units may, if otherwise eligible, be granted additional Senior Executive Long Term Incentive Restricted Stock Units.  No Senior Executive Long Term Incentive Restricted Stock Units may be granted after March 1, 2018.
6. Types of Awards.
(a) Options.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant of Options.  Each such grant shall (unless otherwise determined by the Committee or unless otherwise set forth in an individual Award Agreement) be subject to the following provisions:
(i) Each grant of Options will be evidenced by an Award Agreement.  Each Award Agreement will be subject to the Plan and will contain such terms and provisions, consistent with the Plan, as the Committee may approve from time to time.
(ii) Each grant of Options will specify the number of Shares to which it pertains.
(iii) The Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option.  However, notwithstanding such designation, an Option will qualify as an Incentive Stock Option under the Code only to the extent the $100,000 limitation of Section 422(d) of the Code is not exceeded.  The $100,000 limitation of Section 422(d) of the Code is calculated based on the aggregate Fair Market Value of the Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Participant during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company).  For purposes of this calculation, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.  To the extent an Option issued to a Participant exceeds this limit, the Option will be treated as a Non-Qualified Stock Option.

(iv) Each grant of Options will specify the per Share exercise price, which may not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant; provided, however, that in the case of an Incentive Stock Option granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Related Entity, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.
(v) Each grant of Options will specify the vesting period before the Options or installments thereof will become exercisable.
(vi) A grant of Options may provide for the accelerated vesting and exercisability of all or a portion of such Options in the event of the retirement, death, Disability or other termination of the Participant’s service or a Change of Control (or other similar transaction or event).
(vii) A grant of Options may specify Management Objectives or other performance criteria that must be achieved as a condition to the exercise of such Options or that may result in the accelerated vesting of such Options.
(viii) The term of each Option shall be no more than ten (10) years from the date of grant thereof.  However, in the case of an Incentive Stock Option granted to a Participant who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.
(ix) Each Participant that receives Options is responsible for complying with all laws and regulations applicable to recipients and holders of Options, including any applicable federal or state securities laws, and any Company policy or procedure that pertains to the trading of the Company’s securities.
(x) An Option may, but need not, include a provision whereby the Participant may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Option prior to full vesting of the Option.  Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Committee determines to be appropriate.
(b) SARs.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant of SARs.  Each such grant shall (unless otherwise determined by the Committee or unless otherwise set forth in an individual Award Agreement) be subject to the following provisions:
(i) Each grant of SARs will be evidenced by an Award Agreement, which will be subject to the Plan, describe such SARs and contain such terms and provisions, consistent with the Plan, as the Committee may approve from time to time.
(ii) Each grant of SARs will specify the number of Shares to which it pertains.
(iii) Each grant of SARs will specify the base appreciation amount, which may not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(iv) A grant of SARs may specify that the amount payable upon exercise of a SAR may not exceed a maximum amount specified by the Committee at the date of grant.
(v) A grant of SARs may specify waiting periods before exercise and permissible exercise dates or periods.
(vi) A grant of SARs may provide that the exercisability of a SAR may be accelerated in whole or in part in the event of the retirement, death, Disability or other termination of the Participant’s service or a Change of Control (or other similar transaction or event).
(vii) A grant of SARs may specify Management Objectives or other performance criteria that must be achieved as a condition to the exercise of such SARs or that may result in the accelerated exercisability of such SARs.
(viii) The term of each SAR shall be no more than ten (10) years from the date of grant thereof.

(c) Restricted Stock.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant to Participants of Restricted Stock.  Each such grant shall (unless otherwise determined by the Committee or unless otherwise set forth in an individual Award Agreement) be subject to the following provisions:
(i) Each grant of Restricted Stock will be evidenced by an Award Agreement which will be subject to the Plan and will contain such terms and provisions, consistent with the Plan, as the Committee may approve from time to time.  Unless otherwise directed by the Committee, all Restricted Stock will be held in custody by the Company or its transfer agent and registrar until all restrictions thereon have lapsed.
(ii) Each grant of Restricted Stock will specify the number of Shares to which it pertains.
(iii) Each grant of Restricted Stock will specify the period that must be satisfied before the restrictions pertaining to such grant or sale of Restricted Stock will lapse and the Restricted Stock will become vested, and/or may provide that all or a portion of the restrictions pertaining to such Restricted Stock will lapse upon achievement of Management Objectives or other performance criteria.
(iv) Each grant of Restricted Stock will provide that, during the period for which the risk of forfeiture continues, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee at the date of grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).
(v) A grant of Restricted Stock may provide for the accelerated vesting of such Restricted Stock in whole or in part in the event of the retirement, death, Disability or other termination of the Participant’s service or a Change of Control (or other similar transaction or event).
(d) Restricted Stock Units.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant to Participants of Restricted Stock Units.  Except as otherwise provided in Section 6(e) below, each such grant shall (unless otherwise determined by the Committee or unless otherwise set forth in an individual Award Agreement) be subject to the following provisions:
(i) Each grant of Restricted Stock Units will be evidenced by an Award Agreement which will be subject to the Plan and will contain such terms and provisions, consistent with the Plan, as the Committee may approve from time to time.
(ii) Each grant of Restricted Stock Units will specify the number of Shares to which it pertains.
(iii) A grant of Restricted Stock Units may provide for the accelerated vesting of such Restricted Stock Units in whole or in part in the event of the retirement, death, Disability or other termination of the Participant’s service or a Change of Control (or other similar transaction or event).
(iv) A grant of Restricted Stock Units may specify, in respect of Management Objectives or other performance criteria, a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Stock Units that will vest if performance is at or above the minimum level, but falls short of maximum achievement of the specified Management Objectives or other performance criteria.
(v) A Participant that receives Restricted Stock Units will have no rights of ownership in such Restricted Stock Units and will have no right to vote the Shares underlying such Restricted Stock Units.
(e) Senior Executive Long Term Incentive Restricted Stock Units.  The Committee may, from time to time and upon such terms and conditions as it may determine, subject to the limitations set forth in Section 5, authorize the grant to senior executive officers of the Company of Senior Executive Long Term Incentive Restricted Stock Units.  Notwithstanding anything to the contrary set forth herein, the senior executive officers who received Initial Grants pursuant to Section 6(e)(vi) may not receive additional grants of Senior Executive Long Term Incentive Restricted Stock Units.  Each such grant shall (unless otherwise determined by the Committee or unless otherwise set forth in an individual Award Agreement) be subject to the following provisions:

(i) Each grant of Senior Executive Long Term Incentive Restricted Stock Units will be evidenced by an Award Agreement that will be subject to the Plan and will contain such terms and provisions, consistent with the Plan, as the Committee may approve from time to time.
(ii) Each grant of Senior Executive Long Term Incentive Restricted Stock Units will specify the target number of Shares to which it pertains and will further specify a target value (in dollars), which will also represent the maximum value (in dollars), that may be awarded in connection with the vesting of Senior Executive Long Term Incentive Restricted Stock Units based on (a) the Closing Fair Market Value or (b) the Proceeds Per Share on a Change of Control, in each case, as applicable.
(iii) The number of Senior Executive Long Term Incentive Restricted Stock Units that are potentially subject to vesting for any specific senior executive shall be determined at the end of the Performance Period or immediately prior to (but contingent on) the consummation of a Change of Control by first determining the dollar value of the Award by reference to the following table (by multiplying the target value set forth in such senior executive’s Award Agreement by the applicable percentage) and then dividing that amount by the Closing Fair Market Value or Proceeds Per Share, as applicable (the resulting number of Senior Executive Long Term Incentive Restricted Stock Units being referred to as the “Calculated Restricted Stock Units”):

Closing Fair Market Value or the Proceeds Per Share on a Change of Control that occurs during the Performance Period	Percent of Target Value (in dollars) Subject to Vesting if Benchmark Performance Met	Percent of Target Value (in dollars) Subject to Vesting if Benchmark Performance Not Met
Less than $16	—%	—%
$16	50%	25%
$20 or greater	100%	50%
If the Closing Fair Market Value or the Proceeds Per Share on a Change of Control that occurs during the Performance Period is between $16.00 and $20.00, the dollar value of the award shall be determined based on straight line interpolation.
(iv) 50% of any Calculated Restricted Stock Units determined at the end of the Performance Period will convert into unrestricted Shares of Common Stock (one Share per Senior Executive Long Term Incentive Restricted Stock Unit), subject to the senior executive officer’s Continuous Service through the end of the Performance Period.  The remaining 50% of such Calculated Restricted Stock Units will vest subject to the senior executive officer’s Continuous Service through the one-year anniversary of the end of the Performance Period (the “Deferred Vesting Restricted Stock Units”).  100% of any Calculated Restricted Stock Units determined in connection with a Change of Control will vest, subject to the senior executive officer’s Continuous Service through the consummation of the Change of Control and shall either (i) be converted into unrestricted Shares of Common Stock (one Share per Senior Executive Long Term Incentive Restricted Stock Unit) immediately prior to (but contingent upon) the consummation of a Change of Control or (ii) be cancelled in connection with the consummation of a Change of Control in exchange for a payment to the senior executive officer for each such vested Senior Executive Long Term Incentive Restricted Stock Unit equal to the Proceeds Per Share, as determined by the Committee, such payment to be made within 30 days of the consummation of the Change of Control.
(v) A senior executive officer who receives Senior Executive Long Term Incentive Restricted Stock Units will have no rights of ownership in the Shares underlying such Senior Executive Long Term Incentive Restricted Stock Units and will have no right to vote the Shares underlying such Senior Executive Long Term Incentive Restricted Stock Units.  A senior executive officer will not receive dividends with respect to Senior Executive Long Term Incentive Restricted Stock Units.

(vi) The initial grants of Senior Executive Long Term Incentive Restricted Stock Units under this Section 6(e) (“Initial Grants”) shall be as follows:

Name	Target Value	Target Number of RSUs
James B. DeBello	$12,000,000	600,000
Stephen Ritter	$8,000,000	400,000
Russell C. Clark	$6,000,000	300,000
Total Initial Grants	$26,000,000.00	1,300,000
If stockholder approval in accordance with Section 22 below is not obtained, all Senior Executive Long Term Incentive Restricted Stock Units granted under this Section 6(e), including the Initial Grants, shall be null and void.
(vii) Notwithstanding anything to the contrary herein including, for the avoidance of doubt, Section 9 below, the following provisions shall apply to Senior Executive Long Term Incentive Restricted Stock Units in the event of a senior executive officer’s death, Disability, termination or resignation:
(A) Death; Disability; Termination Without Cause; Resignation for Good Reason.  If a senior executive officer’s employment is terminated by virtue of the senior executive officer’s death, or if a senior executive officer’s employment is terminated by the Company on account of the senior executive officer’s Disability or without Cause, or if a senior executive officer’s employment is terminated by the senior executive officer for Good Reason (each, a “Qualifying Termination”), in each case following at least one year of Continuous Service during the Performance Period, then the number of Senior Executive Long Term Incentive Restricted Stock Units earned, if any, shall be determined by multiplying (i) the number of Senior Executive Long Term Incentive Restricted Stock Units that would have been earned based on actual performance as of the end of the Performance Period as if the senior executive officer had remained employed through the one-year anniversary of the Performance Period determined under Sections 6(e)(iii) and 6(e)(iv) by (ii) a fraction, the numerator of which is the number of days in the Performance Period preceding the employment termination date and the denominator of which is the actual number of days in the Performance Period.  Furthermore, if a senior executive officer experiences a Qualifying Termination following the end of the Performance Period, any Deferred Vesting Restricted Stock Units shall vest in full.
(B) Subsequent Change of Control.  If a Change of Control occurs following a Qualifying Termination of a senior executive officer’s employment after more than one year of Continuous Service during the Performance Period but prior to the end of the Performance Period, then the number of Senior Executive Long Term Incentive Restricted Stock Units earned, if any, shall be determined under this Section 6(e)(vii)(B) instead of Section 6(e)(vii)(A) by multiplying (i) the number of Senior Executive Long Term Incentive Restricted Stock Units that would have been earned determined under Section 6(e)(iii) based on the Proceeds Per Share by (ii) a fraction, the numerator of which is the number of days in the Performance Period preceding the date of the Qualifying Termination and the denominator of which is the actual number of days in the Performance Period.  If a Change of Control occurs following the end of the Performance Period, any Deferred Vesting Restricted Stock Units shall vest in full and be settled in accordance with subsection (i) or (ii) of Section 6(e)(iv) above.
(C) Termination for Cause; Resignation without Good Reason.  A senior executive officer who is terminated for Cause or who resigns without Good Reason shall, unless otherwise determined by the Committee, immediately forfeit, effective as of the date the senior executive officer engages in such conduct giving rise to his or her termination for Cause or the date of the senior executive officer’s resignation without Good Reason, all unearned and/or unpaid Senior Executive Long Term Incentive Restricted Stock Units, including without limitation, Senior Executive Long Term Incentive Restricted Stock Units earned but not yet paid, if any, accrued on the foregoing.
(f) Senior Executive Plan Bonuses.  The Committee may from time to time authorize the payment of annual incentive compensation to a Participant who is a Covered Employee, which incentive compensation will become payable upon achievement of specified Management Objectives.  Senior Executive Plan Bonuses will be payable upon such terms and conditions as the Committee may determine in accordance with the following provisions:
(i) No later than ninety (90) days after the first day of the Performance Period, the Committee will specify the Management Objectives that, if achieved, will result in the payment of a Senior Executive Plan Bonus for such Performance Period.

(ii) Following the close of the Performance Period, the Committee will certify in writing whether the specified Management Objectives have been achieved.  Approved minutes of a meeting of the Committee at which such certification is made will be treated as written certification for this purpose.  The Committee will also specify the time and manner of payment of a Senior Executive Plan Bonus that becomes payable, which payment may be made in (i) cash, (ii) Common Stock having an aggregate Fair Market Value equal to the aggregate value of the Senior Executive Plan Bonus which has become payable, or (iii) any combination thereof, as determined by the Committee in its discretion at the time of payment.
(iii) The Committee may provide that, if a Change of Control of the Company occurs during a Performance Period, the Senior Executive Plan Bonus payable to each Participant for the Performance Period will be determined at the highest level of achievement of the Management Objectives, without regard to actual performance and without proration for less than a full Performance Period.  In such event, the Senior Executive Plan Bonus will be paid at such time following the Change of Control as the Committee determines in its discretion, but in no event later than thirty (30) days after the date of an event which results in a Change of Control.
(iv) Each grant may be evidenced by an Award Agreement, which will contain such terms and provisions as the Committee may determine consistent with the Plan, including without limitation provisions relating to the Participant’s termination of employment by reason of retirement, death, Disability or otherwise.
(v) Notwithstanding any contrary provision of the Plan, the Committee may, in its sole discretion and for any reason or no reason, eliminate or reduce the amount of a Senior Executive Plan Bonus which would otherwise be payable under the Plan, but shall not have the right to increase the amount of a Senior Executive Plan Bonus above that which would otherwise be available under the Plan.
7. Terms and Conditions of Awards.
(a) Acquisitions and Other Transactions.
(i) In General.  To the extent permitted by Applicable Laws, the Committee may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity engaging in an acquisition or merger (e.g., as currently permitted under NASDAQ Listing Rule 5635(c)(3) and NASDAQ IM-5635-1) and may issue Awards under the Plan as inducement awards (e.g., as currently permitted under NASDAQ Listing Rule 5635(c)(4) and NASDAQ IM-5635-1) and such Awards shall not count against the Share reserve under the Plan described in Section 4(a).  In the case of an Award issued pursuant to this Section 7(a)(i), the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.
(ii) Other Acquisitions and Transactions.  To the extent permitted by Applicable Laws, the Committee may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction not described in Section 7(a)(i). In the case of an Award issued pursuant to this Section 7(a)(ii), the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.  To the extent required by Applicable Laws, such grants shall count against the Share reserve under the Plan described in Section 4(a).
(b) Deferral of Award Payment.  The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of Shares or other consideration under an Award.  The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.
(c) Separate Programs; Individual Limitations on Non-Cash Awards.  The Committee may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Participants on such terms and conditions as determined by the Committee from time to time.  The maximum number of Shares with respect to which a participant may be granted Options, SARs, Restricted Stock and/or Restricted Stock Units in any calendar year shall be equal to the Initial Shares, less the Initial Shares reserved for issuance pursuant to Senior Executive Long Term Incentive Restricted Stock Units.  The maximum number of Shares with respect to which a senior executive officer may be granted Senior Executive Long Term Incentive Restricted Stock Units in the aggregate shall be equal to 600,000 Shares.  The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 12 below.  To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Participant, if any Award is canceled, the canceled Award shall continue to count against the maximum number of Shares with respect to which Awards may be granted to the Participant.  If the vesting or receipt of Shares under an Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares subject to such Award will not be treated as an increase in the number of Shares subject to the Award (but any such amount paid in Shares will be counted against the total Shares available under the Plan) if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).
(d) Individual Limitations on Cash Awards.
(i) Individual Limit for Senior Executive Plan Bonuses.  For awards of Senior Executive Plan Bonuses, the maximum amount with respect to which such Awards may be granted to any Participant in any calendar year shall be $1,000,000.
(ii) Individual Limit for Cash Awards.  For awards of cash, the maximum amount with respect to which such Awards may be granted to any Participant in any calendar year shall be $1,000,000.
(e) Transferability of Awards.  Except as otherwise permitted by the Committee or as otherwise provided herein, Awards may not be pledged, assigned, hypothecated or transferred in any manner (whether by operation of law or otherwise), other than by will or by the laws of descent or distribution, and may be exercised during the lifetime of the Participant only by the Participant.  Notwithstanding the foregoing, the Participant may designate one or more beneficiaries of the Participant’s Award in the event of the Participant’s death on a beneficiary designation form provided by the Committee.
(f) Limited Exception to Nontransferability.  Notwithstanding Section 7(e), the Committee may determine that a Non-Qualified Stock Option may be transferred by a Participant to one or more members of such Participant’s immediate family, to a partnership of which the only partners are members of such Participant’s immediate family, or to a trust established by a Participant for the benefit of one or more members of such Participant’s immediate family.  For this purpose, “immediate family” means a Participant’s spouse, parents, children, grandchildren and the spouses of such parents, children and grandchildren.  A transferee described in this Section 7(f) may not further transfer such Non-Qualified Stock Option.  A trust described in this Section 7(f) may not be amended to benefit any person other than a member of the Participant’s immediate family.  A Non-Qualified Stock Option transferred pursuant to this Section 7(f) shall remain subject to the provisions of the Plan, including, but not limited to, the provisions of Section 9 relating to the effect on the Non-Qualified Stock Option of the termination of employment, Disability or death of the Participant, and shall be subject to such other rules as the Committee shall determine.
(g) Time of Granting Awards.  The date of grant of an Award shall for all purposes be the date on which the Committee makes the determination to grant such Award, or such other date as is determined by the Committee.
(h) Dividend Equivalents.  Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award other than an Option, SAR, or Senior Executive Long Term Incentive Restricted Stock Unit may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion.  The Committee may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that the Dividend Equivalents are subject to the same vesting or performance conditions as the underlying Award.  Notwithstanding the foregoing, Dividend Equivalents distributed in connection with an Award that vests based on the achievement of Management Objectives or other performance criteria shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such cash, stock or other property has been distributed.
8. Consideration and Taxes.
(a) Consideration.  Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award, including the method of payment, shall be determined by the Committee.  In addition to any other types of consideration the Committee may determine, the Committee is authorized to accept as consideration for

Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:
(i) cash;
(ii) check;
(iii) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Committee may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised;
(iv) with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Participant (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction;
(v) with respect to Options, payment through a “net exercise” such that, without the payment of any funds, the Participant may exercise the Option and receive the net number of Shares equal to (A) the number of Shares as to which the Option is being exercised, multiplied by (B) a fraction, the numerator of which is the Fair Market Value per Share (on such date as is determined by the Committee) less the Exercise Price per Share, and the denominator of which is such Fair Market Value per Share (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares);
(vi) promissory note (if not otherwise prohibited by Applicable Laws); or
(vii) any combination of the foregoing methods of payment.
The Committee may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 3(c)(iv), or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration.  Except as required by Applicable Laws, the Committee is not required to accept any of the above forms of consideration, as long as the Committee provides for a reasonable payment alternative.
(b) Taxes.  No Shares shall be delivered under the Plan to any Participant or other person until such Participant or other person has made arrangements acceptable to the Committee for the satisfaction of any non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares.  Upon exercise or vesting of an Award the Company shall withhold or collect from the Participant an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of the whole number of Shares covered by the Award sufficient to satisfy the minimum applicable tax withholding obligations incident to the exercise or vesting of an Award.
9. Death, Disability and Termination.
This Section 9 shall not apply to Senior Executive Long Term Incentive Restricted Stock Units.
(a) Death.  The Committee shall have the authority to promulgate rules and regulations to determine the treatment of a Participant under the Plan in the event of such Participant’s death.  Unless otherwise provided in an individual Award Agreement, in the event of a Participant’s death, any Award granted to such Participant under the Plan may be exercised in whole or in part at any time within the earlier to occur of  (i) one (1) year after the date of the Participant’s death, or (ii) the date on which such Award expires by its terms; provided, however, that such Award may only be exercised to the extent such Participant’s right to exercise such Award had vested or accrued at the time of such Participant’s death.  Any Awards (or portions thereof) that are not exercisable on the date of termination of a Participant’s status as an Employee, Director or Consultant, as applicable, for any reason shall lapse and automatically be canceled.
(b) Disability.  The Committee shall have the authority to promulgate rules and regulations to determine the treatment of a Participant under the Plan in the event of such Participant’s Disability.  Unless otherwise provided in an individual Award Agreement, in the event that a Participant’s status as an Employee, Director or Consultant terminates due to the Participant’s Disability, any Award granted to such Participant may be exercised in whole or in part at any time within the earlier to occur of (i) one (1) year after the Participant’s termination of status as an Employee, Director or Consultant, as applicable, due to Disability, or (ii) the date on which such Award expires by its terms; provided, however, that such Award may only be exercised to the extent such Participant’s right to exercise such Award had vested or accrued at the time of the Participant’s termination of status as an Employee, Director or Consultant, as applicable, due to Disability; provided, further, that if an Incentive Stock Option is not exercised within three (3) months following a termination of status as an Employee, Director or Consultant, as applicable, due to Disability, it shall be treated as a Non-Qualified Stock Option.  Any Awards (or portions thereof) that are not exercisable on the date of termination of a Participant’s status as an Employee, Director or Consultant, as applicable, for any reason shall lapse and automatically be canceled.
(c) Termination Without Cause.  The Committee shall have the authority to promulgate rules and regulations to determine the treatment of a Participant under the Plan in the event of such Participant’s Termination Without Cause.  Except as otherwise provided in an individual Award Agreement, in the event of a Participant’s Termination Without Cause, any Award granted to such Participant may be exercised in whole or in part at any time within the earlier to occur of (i) ninety (90) days after the Participant’s Termination Without Cause, or (ii) the date on which such Award expires by its terms; provided, however, that such Award may only be exercised to the extent such Participant’s right to exercise such Award had vested or accrued at the time of the Participant’s Termination Without Cause.  Any Awards (or portions thereof) that are not exercisable on the date of termination of a Participant’s status as an Employee, Director or Consultant, as applicable, for any reason shall lapse and automatically be canceled.
(d) Termination for Cause.  A Participant who is terminated for Cause shall, unless otherwise determined by the Committee, immediately forfeit, effective as of the date the Participant engages in such conduct giving rise to his or her termination for Cause, all unexercised, unearned and/or unpaid Awards, including without limitation, Awards earned but not yet paid, all unpaid dividends and dividend equivalents and all interest, if any, accrued on the foregoing.
10. Exercise of Award.
(a) Procedure for Exercise; Rights as a Stockholder.
(i) Subject to Section 9, any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Committee under the terms of the Plan and specified in the Award Agreement.
(ii) An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been made, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 8(a)(iv).
(iii) No Participant or beneficiary thereof shall have any rights as a stockholder of the Company with respect to any Shares underlying an Award until the date of exercise and deemed issuance of shares to such Participant.
(b) Exercise of Award Following Termination of Continuous Service.
(i) An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and, subject to Section 9, may be exercised following the termination of a Participant’s Continuous Service only to the extent provided in the Award Agreement.
(ii) Where the Award Agreement permits a Participant to exercise an Award following the termination of the Participant’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.
(iii) Any Award designated as an Incentive Stock Option, to the extent not exercised within the time permitted by Applicable Laws for the exercise of Incentive Stock Options following the termination of a Participant’s Continuous Service, shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified herein or in the Award Agreement.
11. Conditions Upon Issuance of Shares.
(a) If at any time the Committee determines that the delivery of Shares pursuant to the exercise, vesting or any other provision of an Award is or may be unlawful under Applicable Laws, the vesting or right to exercise an Award or to otherwise receive Shares, cash or other consideration pursuant to the terms of an Award shall be suspended until the Committee determines that such delivery is lawful and shall be further subject to the approval of counsel for the Company with respect to such compliance.  The Company shall have no obligation to effect any registration or qualification of the Shares under federal or state laws.
(b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, or to make such other representations and warranties if, in the opinion of counsel for the Company, any such representations or warranties are required by any Applicable Laws.
12. Adjustments Upon Changes in Capitalization.  Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Awards may be granted to any Participant in any calendar year, as well as any other terms that the Committee determines require adjustment, shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”  Any such adjustments to outstanding Awards will be effected in a manner that precludes the material enlargement of rights and benefits under such Awards.  Adjustments and any determinations or interpretations shall be made by the Committee and its determination shall be final, binding and conclusive.  In connection with the foregoing adjustments, the Committee may, in its sole discretion, prohibit the exercise of Awards or other issuance of Shares, cash or other consideration pursuant to Awards during certain periods of time.  Except as determined by the Committee, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.
13. Change of Control.
(a) Continuation of Awards to Extent Assumed or Replaced in Change of Control.  Except as otherwise provided in an individual Award Agreement or Section 6(e), effective upon a Change of Control, all outstanding Awards under the Plan that are expressly Assumed by the Acquiring Company shall remain outstanding and shall continue to vest and become exercisable in accordance with their terms, subject to appropriate adjustment to the type and number of Shares and exercise price to take into account the Change of Control.
(b) Acceleration of Award upon Change of Control.  Except as otherwise provided in an individual Award Agreement or Section 6(e), in the event of a Change of Control, the portion of each Award that is neither Assumed nor Replaced by the Acquiring Company shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights for all of the Shares (or other consideration) represented by such Award or portion of the Award, immediately prior to the specified effective date of such Change of Control.  Notwithstanding the foregoing and subject to Section 6(f)(iii), unless otherwise specified in an Award Agreement or other agreement between the Participant and the Company, no cash Awards under any Senior Executive Plan Bonus or otherwise will be paid in connection with a Change of Control.
(c) Cashing Out of Awards.  In the case of a proposed Change of Control, the Committee may, but shall not be obligated to, prior to the occurrence of the Change of Control, declare and provide written notice to the holders of all outstanding Options and SARs of the declaration that the outstanding Options and SARs shall accelerate and become exercisable in full and that all such Options and SARs, whether or not exercisable prior to such acceleration, must be exercised within the period of time set forth in such notice or they will terminate.  In connection with any declaration pursuant to this Section 13(c), the Committee shall provide for a cash payment (or if the Committee so elects in lieu of solely cash, such form(s) of consideration, including cash and/or property, singly or in such combination as the Committee shall determine, that the Participant would have received as a result of the Change of Control if the holder of the Option or SAR had exercised the Option or SAR immediately prior to the Change of Control) to each holder of an Option or SAR that is terminated in an amount equal to, for each Share covered by a canceled Option or SAR, (i) in the case of an Option, the amount, if any, by which the Proceeds Per Share (as defined below) exceeds the exercise price per share covered by such Option or (ii) for each SAR, the amount, if any, by which the Proceeds Per Share exceeds the base appreciation amount applicable to such SAR.  In the event of a declaration pursuant to this Section 13(c), each Option and SAR, to the extent that it has not been exercised prior to the

Change of Control, shall be canceled at the time of, or immediately prior to, the Change of Control, as provided in the declaration.  Notwithstanding the foregoing, the holder of each Option or SAR shall not be entitled to the payment provided for in this Section 13(c) if the Option or SAR shall have expired or been forfeited.
(d) Cancellation of Options and SARs.  In connection with a Change of Control, the Committee may, but shall not be obligated to, declare that if (i) in the case of an Option, the Proceeds Per Share applicable to the vested portion of such Option is less than the exercise price per Share applicable to the vested portion of such Option, or (ii) in the case of a SAR, the Proceeds Per Share applicable to the exercisable portion of such SAR is less than the base appreciation amount applicable to the exercisable portion of such SAR, no consideration shall be payable to the Participant with respect to such portion of the Option or SAR, as applicable, and such Option or SAR, as applicable, shall be canceled at the time of, or immediately prior to, the Change of Control.
(e) Effect of Acceleration on Incentive Stock Options.  Any Incentive Stock Option accelerated pursuant to this Section 13 shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 limitation of Section 422(d) of the Code is not exceeded.
14. Effective Date and Term of Plan.  The Plan shall become effective upon its approval by the Company’s stockholders.  It shall continue in effect until the earlier of (i) all Shares subject to the Plan have been distributed, (ii) all Awards have expired or terminated,

(iii) termination pursuant to Section 18, and (iv) ten (10) years from the date the Plan was last approved by the Company’s stockholders pursuant to Applicable Laws.
15. Recoupment of Awards.  Unless otherwise specifically provided in an Award Agreement, and to the extent permitted by Applicable Laws, the Committee may, in its sole discretion and authority, without obtaining the approval or consent of the Company’s stockholders or of any Participant with respect to his or her outstanding Awards, require that any Participant reimburse the Company for all or any portion of any Awards granted under this Plan (“Reimbursement”), or the Committee may require the termination of any outstanding, unexpired, unpaid or deferred Awards (“Termination”), rescission of any delivery pursuant to the Award (“Rescission”) or Rescission or recapture of any Shares (whether restricted or unrestricted) or proceeds from the Participant’s sale of Shares issued pursuant to the Award (“Recapture”), if and to the extent:
(a) the granting, vesting or payment of such Award was predicated on the achievement of certain financial results that were subsequently the subject of a material financial restatement;
(b) in the Committee’s view, the Participant engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by the Company or any Affiliate; and
(c) a lower granting, vesting or payment of such Award otherwise would have occurred.
In addition, the Committee may require the Termination or Rescission of, or the Recapture related to, any Award, if and to the extent required by Applicable Laws.  In each instance, the Committee will, to the extent practicable and allowable under Applicable Laws, require Reimbursement, Termination or Rescission of, or Recapture relating to, any such Award granted to a Participant, provided that the Company will not seek Reimbursement, Termination or Rescission of, or Recapture relating to, any such Awards that were paid or vested more than three (3) years prior to the first date of the applicable restatement period, unless required to do so by Applicable Laws.
16. Section 409A and Tax Consequences.  To the extent the Committee determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A.  To the extent applicable, the Plan and applicable Award Agreement shall be interpreted in accordance with Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation, any such regulations or other guidance that may be issued after the adoption of this Plan.  Notwithstanding any provision of the Plan to the contrary, the Committee may adopt such amendments to the Plan and applicable Award Agreement, adopt other policies and procedures (including amendments, policies and procedures with retroactive effect) or take any other actions that the Committee determines are necessary or appropriate to (i) exempt such Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under Section 409A, including by retroactively cancelling such Award Agreement.  The Company makes no guarantees with respect to the tax treatment relating to any Award hereunder.  Neither the Company, any

Related Entity, nor any of their respective directors, officers, or employees shall be liable to any Participant with respect to any negative tax consequences that arise with respect to any Award.
17. Compliance With Section 16(b) of the Exchange Act and Section 162(m) of the Code.  In the case of Participants who are or may be subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and any Award granted hereunder satisfy and be interpreted in a manner that satisfies the applicable requirements of Rule 16b-3 under the Exchange Act, so that such Participants will be entitled to the benefits of Rule 16b-3 under the Exchange Act or other rules of exemption under Section 16 of the Exchange Act and will not be subjected to liability thereunder.  If any provision of the Plan or any Award would otherwise conflict with the intent expressed herein, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict.  To the extent of any remaining irreconcilable conflict with the intent expressed herein, such provision shall be deemed void as applicable to Participants who are or may be subject to Section 16 of the Exchange Act.  If any Award hereunder is intended to qualify as Performance-Based Compensation, the Committee shall not exercise any discretion to increase the payment under such Award except to the extent permitted by Section 162(m) of the Code and the regulations thereunder.
18. Amendment, Suspension or Termination of the Plan.
(a) The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws, or if such amendment would lessen the stockholder approval requirements of Section 3(c)(vi) or this Section 18(a).
(b) If the Plan is terminated, the terms of the Plan shall, notwithstanding such termination, continue to apply to Awards granted prior to such termination.  No amendment, suspension or termination of the Plan may, without the consent of the Participant to whom an Award shall theretofore have been granted, materially adversely affect the rights of such Participant under such Award, except to the extent any such action is undertaken to cause the Plan to comply with Applicable Laws.
(c) No Award may be granted during any suspension of the Plan or after termination of the Plan.
(d) No suspension or termination of the Plan shall adversely affect any rights under Awards already granted to a Participant.
19. Reservation of Shares.
(a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
(b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
20. No Effect on Terms of Employment/Consulting Relationship.  The Plan shall not confer upon any Participant any right with respect to the Participant’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Participant’s Continuous Service at any time, with or without Cause and with or without notice.
21. No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation.
22. Stockholder Approval.  The grant of Awards under the Plan shall be subject to approval by the Company’s stockholders within twelve (12) months after the date the Plan is adopted by the Board.  Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws.  To the extent permitted by Applicable Laws, the Committee may grant Awards under the Plan prior to approval by the stockholders, but until such approval is obtained, no such Award shall be exercisable and no amounts shall be payable with respect thereto and each such award shall automatically terminate without compensation therefore, to the extent stockholder approval is not timely obtained.  For the avoidance of doubt, to the extent approval by the Company’s stockholders is not obtained within twelve (12) months after the date the Plan, as amended and restated, is adopted by the Board, the Plan shall continue in effect as if the Plan had not been amended and restated.
23. Unfunded Obligation.  Participants shall have the status of general unsecured creditors of the Company.  Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes.  Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts or establish any special accounts with respect to such obligations.  The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder.  Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee, the Company or any Related Entity and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company or a Related Entity.  The Participants shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.
24. Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
25. Choice of Law.  To the extent that U.S. federal law does not apply, and except as expressly set forth in an applicable Award Agreement, this Plan, the Awards, all documents evidencing Awards and all other related documents shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of laws.
26. Severability.  In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.  If, in the opinion of any court of competent jurisdiction, such provision or provisions are not enforceable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions to make them enforceable and to enforce the remainder of these provisions as so amended.
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AMENDED AND RESTATED MITEK SYSTEMS, INC.
2012 INCENTIVE PLAN
STOCK OPTION AGREEMENT
Pursuant to the Amended and Restated Mitek Systems, Inc. 2012 Incentive Plan (the “Plan”), Mitek Systems, Inc. (the “Company”) hereby grants to you, «Name» (the “Participant”) an option to purchase that number of shares of Common Stock set forth below (the “Option”), subject to the terms and conditions below. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Plan, a copy of which is attached hereto as Attachment 1.
1. GOVERNING PLAN DOCUMENT. Your Option is subject to all of the provisions of the Plan, which provisions are hereby made a part of this Stock Option Agreement. In the event of any conflict between the provisions of this Stock Option Agreement and the provisions of the Plan, the provisions of the Plan shall control in all respects, provided that to the extent a term is separately defined in this Stock Option Agreement, such definition will supersede the definition contained in Section 2 of the Plan.
2. DETAILS OF OPTION. The details of your Option are as follows:

Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Expiration Date:

The 10th anniversary of the Date of Grant indicated above or as otherwise set forth in the Plan.

Type of Grant:	☐ Incentive Stock Option*

☐ Non-Qualified Stock Option

Exercise Schedule:	☐ Same as Vesting Schedule ☐ Early Exercise Permitted

Vesting Schedule:

3. EXERCISE. You may exercise your Option only for whole shares of Common Stock and only as set forth in the Plan. In order to exercise your Option, you must submit to the Company payment via any means permitted by the Plan for that number of shares of Common Stock you are electing to purchase pursuant to your Option. In the event that your Option is an Incentive Stock Option, by exercising your Option you expressly agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the Shares issued upon exercise of your Option that occurs within two (2) years after the date of your Option grant or within one (1) year after such shares of Common Stock are issued upon exercise of your Option. Notwithstanding the foregoing, you expressly acknowledge and agree that no Shares will be delivered to you or any other person on your behalf until you or such other person has made arrangements acceptable to the Committee for the satisfaction of any non-U.S., federal, state or local income and employment tax withholding obligations, including without limitation, obligations incident to the receipt of Shares upon exercise of this Option. Accordingly, but without limiting the generality of the foregoing, you and the Company expressly acknowledge and agree that, as a condition to the exercise of your Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company or any of its Subsidiaries or Affiliates arising by reason of the exercise of your Option, the lapse of any substantial risk of forfeiture to which the Shares underlying your Option are subject at the time of exercise or the disposition of Shares acquired upon the exercise of your Option.
_____________________________

*
If this is an Incentive Stock Option, it (plus any other outstanding Incentive Stock Options held by the Participant) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 shall be deemed a Non-Qualified Stock Option. Please refer to the Plan for additional details.

4. “EARLY EXERCISE”. If it is indicated in Section 2 that “early exercise” of your Option is permitted, then you may elect, at any time that is both during the period of your full- or part-time employment or service with the Company or any of its Related Entities that employ you, as the case may be, and during the term of your Option, to exercise all or part of your Option, including the unvested portion of your Option; provided, however, that (i) a partial exercise of your Option shall be deemed to first cover vested Shares and then cover the earliest vesting installment of unvested Shares, (ii) any Shares so purchased from installments that have not vested as of the date of exercise shall be subject to the repurchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement, a copy of which will be provided to you at the time you elect to “early exercise” your Option, and (iii) you shall enter into the Company’s form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred.
5. TERM. You may not exercise your Option before the commencement of its term or after its term expires. The term of your Option commences on the Date of Grant indicated in Section 2 and expires upon the Expiration Date set forth in Section 2.
6. NOT A CONTRACT OF EMPLOYMENT. By executing this Award, you acknowledge and agree that (i) nothing in this Award or the Plan confers on you any right to be employed by, or continue any employment, service or consulting relationship with, the Company or any of its Subsidiaries or Affiliates, and (ii) the Company would not have granted this Award to you but for this acknowledgement and agreement. Under no circumstances will the Plan or this Stock Option Agreement be considered to be part of the terms and conditions of your employment with the Company or any of its Related Entities that employ you.
7. NOTICES. Any notices to be delivered pursuant to this Stock Option Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
8. SEVERABILITY. If one or more provisions of this Stock Option Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Stock Option Agreement and the balance of the Stock Option Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.
9. BINDING AND ENTIRE AGREEMENT. The terms and conditions of this Stock Option Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Stock Option Agreement, together with the Plan and any attachments hereto or thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.
10. COUNTERPARTS. This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

COMPANY:		PARTICIPANT:

MITEK SYSTEMS, INC.

By:	By:
Name:	Name:
Title:
GRANT SUMMARY:
On «Grant_Date» , «Name» hereby receives [     ] a Non-Qualified Stock Option / [     ] an Incentive Stock Option to purchase up to «Shares_Granted» shares of Common Stock of the Company at an exercise price of $ «Grant_Price» per share.

AMENDED AND RESTATED MITEK SYSTEMS, INC.
2012 INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
Pursuant to the Amended and Restated Mitek Systems, Inc. 2012 Incentive Plan (the “Plan”), Mitek Systems, Inc. (the “Company”) hereby grants to you, «Name» (the “Participant”) that number of restricted units of the Company’s Common Stock set forth below (the “Restricted Stock Unit Award”), subject to the terms and conditions below. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Plan, a copy of which is attached hereto as Attachment 1.
1. GOVERNING PLAN DOCUMENT. Your Restricted Stock Unit Award is subject to all of the provisions of the Plan, which provisions are hereby made a part of this Restricted Stock Unit Award Agreement. In the event of any conflict between the provisions of this Restricted Stock Unit Award Agreement and the provisions of the Plan, the provisions of the Plan shall control in all respects, provided that to the extent a term is separately defined in this Restricted Stock Unit Award Agreement, such definition will supersede the definition contained in Section 2 of the Plan.
2. DETAILS OF RESTRICTED STOCK UNIT AWARD. The details of your Restricted Stock Unit Award are as follows:

Number of Shares of Common Stock Subject to Award:
Award Date:
Vesting Schedule:
3. SATISFACTION OF VESTING RESTRICTIONS; ACCOUNT. No Shares will be issued to you pursuant to your Restricted Stock Unit Award until such Shares vest in accordance with the Vesting Schedule indicated in Section 2. As soon as practicable after the date on which any Shares subject to your Restricted Stock Unit Award vest, the Company will issue to you, free from further vesting restrictions, uncertificated shares in book entry form or share certificates representing such vested whole Shares. Prior to the time any Shares subject to your Restricted Stock Unit Award vest, whenever dividends, whether payable in cash, stock or other property, are declared on such Shares, on the date any such dividend is paid, the Company will credit to a bookkeeping account (the “Account”) maintained by the Company for your benefit appropriate Dividend Equivalents in respect of the number of unvested Shares subject to your Restricted Stock Unit Award on the record date for such dividend. Any such Dividend Equivalent will be released from the Account and paid or issued to you as your Restricted Stock Unit Award vests. In the event that any such Dividend Equivalent consists of Shares, the Company shall issue such Shares to you free from any vesting restrictions, in uncertificated book entry form or in share certificates representing whole Shares.
4. TERMINATION OF EMPLOYMENT OR SERVICE WITH THE COMPANY OR ANY OF ITS RELATED ENTITIES. If, at any time prior to the vesting in full of the Shares subject to your Restricted Stock Unit Award, your full- or part-time employment or service with the Company or any of its Related Entities terminates for any reason, the unvested portion of your Restricted Stock Unit Award shall be canceled and become automatically null and void.
5. REPRESENTATIONS. In connection with the acquisition of Shares pursuant to this Restricted Stock Unit Award Agreement, you represent and warrant to the Company that you have no present intention of distributing or selling the Shares, except as permitted under applicable securities laws. You further acknowledge and agree that your ability to sell the Shares may be limited by the Securities Act of 1933, as amended (including without limitation, Rule 144 promulgated thereunder), and by the terms and conditions of this Restricted Stock Unit Award Agreement and the Plan.
6. NOT A CONTRACT OF EMPLOYMENT. By executing this Award, you acknowledge and agree that (i) nothing in this Award or the Plan confers on you any right to be employed by, or continue any employment, service or consulting relationship with, the Company or any of its Related Entities, and (ii) the Company would not have granted this Award to you but for this acknowledgement and agreement. Under no circumstances will the Plan or this Restricted Stock Unit Award Agreement be considered to be part of the terms and conditions of your employment with the Company or any of its Related Entities that employ you.
7. NOTICES. Any notices to be delivered pursuant to this Restricted Stock Unit Award Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

8. SEVERABILITY. If one or more provisions of this Restricted Stock Unit Award Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Restricted Stock Unit Award Agreement and the balance of the Restricted Stock Unit Award Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.
9. BINDING AND ENTIRE AGREEMENT. The terms and conditions of this Restricted Stock Unit Award Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Restricted Stock Unit Award Agreement, together with the Plan and any attachments hereto or thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.
10. COUNTERPARTS. This Restricted Stock Unit Award Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

COMPANY:	PARTICIPANT:

MITEK SYSTEMS, INC.

By:	By:
Name:	Name:
Title:
GRANT SUMMARY:
On «Award Date, Name» hereby receives a Restricted Stock Unit Award for «# Shares» shares of Common Stock of the Company.

AMENDED AND RESTATED MITEK SYSTEMS, INC.
2012 INCENTIVE PLAN
SENIOR EXECUTIVE LONG TERM INCENTIVE
RESTRICTED STOCK UNIT AWARD AGREEMENT
Pursuant to the Amended and Restated Mitek Systems, Inc. 2012 Incentive Plan (the “Plan”), Mitek Systems, Inc. (the “Company”) hereby grants to you, «name» (the “Grantee”) «number» of Senior Executive Long Term Incentive Restricted Stock Units, subject to the terms and conditions below and the terms and conditions of the Plan (the “Grant”).  Your target and maximum number of Senior Executive Long Term Incentive Restricted Stock Units is «number». The target and maximum value of your Grant is $«number».

1.	Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Plan, a copy of which is attached hereto as Attachment 1.

2.
Senior Executive Long Term Incentive Restricted Stock Units.  The Senior Executive Long Term Incentive Restricted Stock Units have been credited to a bookkeeping account on behalf of Grantee.  The Senior Executive Long Term Incentive Restricted Stock Units will be calculated and vest as provided in the Plan.  Any Senior Executive Long Term Incentive Restricted Stock Units that fail to vest in accordance with the terms of the Plan will be forfeited without consideration or any act or action by Grantee.

3.
Representations.  In connection with the acquisition of Shares pursuant to this Award Agreement, if any, Grantee represents and warrants to the Company that Grantee has no present intention of distributing or selling the Shares, except as permitted under applicable securities laws. Grantee further acknowledges and agrees that Grantee’s ability to sell the Shares may be limited by the Securities Act of 1933, as amended (including without limitation, Rule 144 promulgated thereunder), and by the terms and conditions of this Award Agreement and the Plan.

4.
Not a Contract of Employment.  By executing this Award Agreement, Grantee acknowledges and agrees that (i) nothing in this Award Agreement or the Plan confers on Grantee any right to be employed by, or continue any employment, service or consulting relationship with, the Company or any of its Related Entities, and (ii) the Company would not have granted the Senior Executive Long Term Incentive Restricted Stock Units to Grantee but for this acknowledgement and agreement. Under no circumstances will the Plan or this Award Agreement be considered to be part of the terms and conditions of Grantee’s employment with the Company or any of its Related Entities that employ Grantee.

5.
Governing Law.  This Award Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws.  Grantee hereby agrees and submits to jurisdiction in the state and federal courts of the State of Delaware and waives objection to such jurisdiction.

6.
Severability.  If one or more provisions of this Award Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Award Agreement and the balance of the Award Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

7.
Notice.  Any notices to be delivered pursuant to this Award Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to Grantee, five (5) days after deposit in the United States mail, postage prepaid, addressed to Grantee at the last address Grantee provided to the Company.

8.
Binding and Entire Agreement. The terms and conditions of this Award Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Award Agreement, together with the Plan and any attachments hereto or thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

9.	Counterparts. This Award Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

10.
Waiver.  By signing this Award Agreement, Grantee hereby waives the application of any other agreement to which the Grantee is or may become a party that would impact vesting of the Senior Executive Long Term Incentive Restricted Stock Units, including but not limited to any severance agreement, change of control agreement, or employment agreement.  Grantee acknowledges and agrees that the Senior Executive Long Term Incentive Restricted Stock Units shall solely vest and be paid in accordance with the terms of the Plan, including with respect to any termination of Grantee’s employment or upon a Change of Control.  In addition, Grantee hereby waives the application of any other agreement to which the Grantee is or may become a party that would require the Company to pay, with respect to payments arising under this Agreement or the Plan, (i) any excise tax by reason of the operation of Section 4999 of the Internal Revenue Code (the “Excise Tax”), or any interest, penalties or additional tax incurred by Grantee with respect to such Excise Tax, and (ii) any federal and state income taxes arising from the payments made by the Company to Grantee of the Excise Tax.  For the avoidance of doubt, Grantee hereby waives the application of Section [   ] (“Golden Parachute Tax Provisions”) of his Executive Severance and Change of Control Plan dated as of [___] (as amended, modified or supplemented from time to time following the date hereof) with respect to payments made to Grantee under this Award Agreement or the Plan.  Grantee’s acknowledgement and agreement of this Section 10:  [to be initialed by Grantee].

COMPANY:	GRANTEE:

MITEK SYSTEMS, INC.

By:	By:
Name:	Name:
Title: